EXECUTION VERSION

OPTION AND
JOINT VENTURE AGREEMENT

THIS AGREEMENT is dated May 6, 2011 (the “Execution Date”)

BETWEEN:

LAKE VICTORIA MINING COMPANY, INC., a company incorporated pursuant to the laws of State of Nevada and having its principal executive office at suite 810 – 675 West Hastings Street, Vancouver, British Columbia V6B 1N2

(the “Optionor”)

AND:

OTTERBURN VENTURES INC., a company incorporated pursuant to the laws of the Province of British Columbia and having its registered office at Suite 1500 - 1055 West Georgia Street, Vancouver, British Columbia, Canada V6E 4N7

(the “Optionee”)

WHEREAS:

(A)                    The Optionor is the registered and beneficial owner of certain prospecting licenses (the “Licenses”) located in the Magu District of the Mwanza Region of the United Republic of Tanzania, the specific description of such Licenses is attached hereto as Schedule “A” (collectively, the “Property”);

(B)                    The Optionor has agreed to grant an exclusive option to the Optionee to acquire up to a 70% undivided interest in and to the Property by paying certain consideration and by incurring certain Work Costs (as that term is defined below) as set forth herein;

(C)                    This Agreement is intended to confirm discussions regarding the earning of such interest and the subsequent arrangements that may be entered into, and will involve the formation of a joint venture that will hold and explore the Property and if warranted, develop one or more mining project or projects thereon (the “Transaction”).

(D)                    Capitalized words have the meanings given to them in the text of this Agreement and in Schedules hereto, as applicable.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties covenant and agree as follows:

PART 1

DEFINITIONS AND INTERPRETATION

Definitions

1.1                    For the purposes of this Agreement, except as otherwise expressly provided herein, the following words and phrases have the following meanings:

(a)        “1933 Act” means the United States Securities Act of 1933, as amended;

(b)        “70% Interest” means a seventy percent (70%) undivided right, title and interest in and to the Property and in all rights of the Optionor with respect thereto;

(c)        “Affiliate” has the meaning given to that term in the Business Corporations Act (British Columbia);

(d)        “Agreement” means this agreement and all of the schedules hereto, as may be amended from time to time;

(e)        “AOI License” has the meaning ascribed therein in §10.1;

(f)        “Arbitration Panel” has the meaning ascribed thereto in §15.1;

(g)        “Area of Interest” has the meaning ascribed thereto in §10.1;

(h)        “Closing Date” means means the earlier of the completion by the Optionor of a concurrent private placement financing of approximately $6,750,000 or May 13, 2011;

(i)        “Commencement of Commercial Production” means:

(i)         if a mill is located on the Property, the last day of a period of forty (40) consecutive days in which, for not less than thirty (30) days, the mill processed ore from the Property at not less than sixty percent (60%) of its rated capacity; and

(ii)        if no mill is located on the Property, the last day of the first period of forty (40) consecutive days during which for not less than thirty (30) days ore has been shipped from the Property;

but no period of time during which ore is shipped from the Property for testing purposes, and no period of time during which milling operations are undertaken as initial tune-up, will be taken into account in determining the date of commencement of commercial production;

(j)        “Deposit” has the meaning ascribed thereto in §5.1(b)(i);

(k)        “Earn-In Date” means the date which the Optionee has earned the 70% Interest in accordance with §5.1;

(l)        “Effective Date” means May 20, 2011;

(m)        “Employees” means employees of Lake Victoria Resources (T) Ltd.;

(n)        “Encumbrance” means any privilege, mortgage, hypothec, lien, charge, pledge, security interest or adverse claim;

(o)        “Environmental Liability” means any claim, demand, loss, liability, damage, cost or expense (including legal fees) suffered or incurred in respect of environmental cleanup and remediation obligations and liabilities arising directly or indirectly from operations or activities conducted in or on the Property;

(p)        “Exchange” means the Canadian National Stock Exchange;

(q)        “Execution Date” has the meaning ascribed thereto on the first page of this Agreement;

(r)        “Exploration Services Agreement” has the meaning ascribed thereto in §5.4;

(s)        “Force Majeure Event” has the meaning ascribed thereto in §14.1;

(t)        “Holder” has the meaning ascribed thereto in §12.4;

(u)        “Joint Venture” means the joint venture to be formed between the Optionor and the Optionee in respect of the Property in the event of and upon exercise of the Option and which is more particularly described in §9.1;

(v)        “Joint Venture Agreement” has the meaning ascribed thereto in §9.1;

(w)        “Lake Victoria Resources (T) Ltd.” means a Tanzanian corporation wholly-owned by the Optionor;

(x)        “License Fees” has the meaning ascribed thereto in §7.7;

(y)        “LVMC Representation Letter” means the U.S. Representation Letter attached hereto as Schedule “C”;

(z)        “Management Committee” has the meaning ascribed thereto in §9.3;

(aa)      “Net Smelter Return” means an interest in the returns generated from production on the Property determined in accordance with Schedule “B”;

(bb)      “Offer” has the meaning ascribed thereto in §12.3(a);

(cc)      “Offered Interest” has the meaning ascribed thereto in §12.3(a);

(dd)      “Operator” has the meaning ascribed thereto in §9.4;

(ee)      “Option” means the exclusive option granted by the Optionor to the Optionee to acquire the 70% Interest, and thereupon form the Joint Venture, all on the terms and conditions set forth herein;

(ff)      “Option Cash Payments” has the meaning ascribed thereto in §5.1(b);

(gg)       “Option Shares” has the meaning ascribed thereto in §5.1(c);

(hh)       “Option Work Costs” has the meaning ascribed thereto in §5.1(d);

(ii)      “Optionee” means Otterburn Ventures Inc., a company incorporated pursuant to the laws of the Province of British Columbia;

(jj)      “Optionee’s Representation Letter” means the Representation Letter attached hereto as Schedule “D” to this Agreement;

(kk)      “Optionor” means Lake Victoria Mining Company, Inc., a company incorporated pursuant to the laws of the State of Nevada;

(ll)      “Option Period” means the period from the Effective Date to and including the earliest of the:

(i)        the Earn-In Date, and

(ii)      the termination hereof pursuant to Part 8;

(mm)      “Preliminary Economic Assessment” means a study that includes an economic analysis of the potential economic viability of mineral resources on the Property;

(nn)      “Property” has the meaning ascribed thereto in Recital (A);

(oo)      “Purchasing Party” has the meaning ascribed thereto in §12.3(b);

(pp)      “Regulation S” means Regulation S promulgated by the United States Securities and Exchange Commission under the 1933 Act;

(qq)      “Securities Act” means the Securities Act (British Columbia);

(rr)      “Seller” has the meaning ascribed thereto in §12.3(a);

(ss)      “Shares” means the common shares without par value in the capital of the Optionee;

(tt)      “Substantial U.S. Market Interest” means ‘substantial U.S. market interest’ as that term is defined in Rule 902 of Regulation S;

(uu)      “Third Party Property Information” has the meaning ascribed thereto in §7.9; and

(vv)      “United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

(ww)      “Work Costs” means, subject to §5.3 and the exclusion of the License Fees, all expenditures and costs incurred by the Optionee relating directly or indirectly to the Property including all expenditures and costs incurred: (a) in doing geophysical, geochemical, land, airborne, environmental and geological examinations, assessments, assays, audits and surveys; (b) in linecutting, mapping, trenching and staking; (c) in searching for, digging, trucking, sampling, working, developing, mining and extracting ores, minerals and metals; (d) in conducting diamond and other drilling; (e) in obtaining, providing, installing and erecting mining, milling and other treatment plant, ancillary facilities, buildings, machinery, tools, appliances and equipment; (f) in constructing access roads and other facilities on or for the benefit of the Property or any part thereof (g) in transporting personnel, supplies, mining, milling and other treatment plant, ancillary facilities, buildings, machinery, tools, appliances and equipment in, to or from the Property or any part thereof (h) in paying reasonable wages and salaries (including “fringe benefits”, but excluding home office costs) of personnel directly engaged in performing work on or with respect to the Property; (i) in paying assessments and contributions under applicable employment legislation relating to workers’ compensation and unemployment insurance and other applicable legislation relating to such personnel; (j) in supplying food, lodging and other reasonable needs for such personnel; (k) in obtaining and maintaining any insurance; (1) in obtaining legal, accounting, consulting and other contract and professional services or facilities relating to work performed or to be performed hereunder, all at fair market value competitive rates; (m) in paying any taxes, fees, charges, payments and rentals (including payments made in lieu of assessment work) or otherwise incurred to transfer the Property or. any part thereof or interest therein pursuant to this Agreement and to keep the Property or any part thereof in good standing; (n) in paying any non-refundable harmonized sales tax and social services tax and all other taxes charged on expenditures made or incurred by the Optionee relating directly or indirectly to the Property; (o) in acquiring access and surface rights to the Property; (p) in carrying out any negotiations and preparing, settling and executing any Agreements and other documents relating to environmental or indigenous peoples’ claims, requirements or matters; (q) in obtaining all necessary or appropriate approvals, permits, consents and permissions relating to the carrying out of work, including environmental permits, approvals and consents; (r) in carrying out reclamation and remediation; (s) in improving, protecting and perfecting title to the Property or any part thereof; (t) in carrying out mineral, soil, water, air and other testing; (u) in preparing engineering, geological, financing, marketing and environmental studies and reports and test work related thereto; (v) in preparing one or more Preliminary Economic Assessments including any work and reports preliminary or supplementary thereto; and (w) a charge for management supervision and administrative services of the Optionee as provided in §7.4 and §9.5 of this Agreement.

Interpretation

1.2                    For the purposes of this Agreement except as otherwise expressly provided herein:

(a)        the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Part, clause, subclause or other subdivision or Schedule;

(b)        a reference to a Part means a Part of this Agreement and the symbol § followed by a number or some combination of numbers and letters refers to the section, paragraph or subparagraph of this Agreement so designated;

(c)        the headings are for convenience only, do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions;

(d)        the word “including”, when following a general statement, term or matter, is not to be construed as limiting such general statement, term or matter to the specific items or matters set forth or to similar items or matters (whether or not qualified by non-limiting language such as “without limitation” or “but not limited to” or words of similar import) but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its possible scope;

(e)        a reference to currency means the lawful currency of the United States of America; and

(f)        words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

PART 2

THE PROPERTY

The Property

2.1                    The Property is comprised of the Licenses more particularly described in Schedule “A” hereto and will include any additional Licenses that become part of the Property pursuant to Part 10.

PART 3

REPRESENTATIONS AND WARRANTIES

Mutual Representations

3.1                    The Optionee and the Optionor each represent and warrant to the other that:

(a)        it has been duly incorporated and is a valid and subsisting body corporate under the laws of its jurisdiction of incorporation and is duly qualified to carry on business in the United Republic of Tanzania and to hold an interest in the Property;

(b)        it has duly obtained all necessary governmental, corporate and other authorizations for its execution and performance of this Agreement, and the consummation of the transactions contemplated herein will not, with the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or result in the creation of any Encumbrance on its assets under, the terms or provisions of any law applicable to it, its constating documents, any resolution of its directors or shareholders or any indenture, Agreement or other instrument to which it is a party or by which it or its assets may be bound;

(c)        no proceedings are pending for, and it is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding up or the placing of it in bankruptcy or its subjection to any other law governing the affairs of bankrupt or insolvent persons;

(d)        it has full right, power and authority to enter into and accept the terms of this Agreement and to carry out the transactions contemplated herein; and

(e)        there are no third party beneficiaries to the terms of this Agreement.

Optionor’s Representations

3.2                    The Optionor represents and warrants to the Optionee that:

(a)        the Licenses comprising the Property are validly located, duly recorded and in good standing, free and clear of all Encumbrances and underlying interests whatsoever;

(b)        sufficient assessment work has been done and reports filed to keep the Licenses comprising the Property in good standing under the applicable law in Tanzania;

(c)        there are no actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or governmental authority, whether current, pending or threatened, which directly or indirectly relate to or affect the Licenses comprising the Property or the interests of the Optionor therein nor is the Optionor aware of any acts which would lead it to suspect that the same might be initiated or threatened;

(d)        there are no outstanding Agreements or options to purchase or otherwise acquire the Property or any portion thereof or any interest therein, and no person has any royalty or other interest whatsoever in the production from or profits earned from any of the Licenses comprising the Property;

(e)        the activities directly or indirectly relating to the Licenses comprising the Property by the Optionor and any other person on behalf of the Optionor have been in compliance with all other applicable laws and the Optionor has not received any notice nor is the Optionor aware after reasonable inquiry of any breach or violation of any such laws having been alleged;

(f)        there are no obligations or commitments for reclamation, closure or other environmental corrective, clean-up or remediation action directly or indirectly relating to the Licenses comprising the Property; and

(g)        no environmental audit, assessment, study or test has been conducted in relation to the Licenses comprising the Property by or on behalf of the Optionor nor is the Optionor aware after reasonable inquiry of any of the same having been conducted by or on behalf of any governmental authority or by any other person.

(h)        the Optionor is the legal and beneficial owner of a one hundred percent (100%) interest in the Licenses, or has an option to acquire the Licenses, as described in Schedule “A” hereto and has the exclusive right to enter into this Agreement and dispose of an interest in the Property in accordance with the terms hereof;

(i)        the Optionor is legally entitled to hold its interest in the Property and the Licences, permits, easements, rights of way, certificates and other approvals now held or hereafter acquired by it and necessary for the exploitation of the Property, and will remain so entitled for so long as it holds any interest in the Property;

(j)        upon exercise of the Option by the Optionee, the Optionor will have the legal right and authority to transfer title to an undivided seventy percent (70%) legal and beneficial interest in the Property to the Optionee;

(k)        other than in connection with this Agreement, it has no knowledge of a “material fact” or “material change” (as those terms are defined in the Securities Act) in respect of the Optionee that has not been generally disclosed to the public; and

(l)        its decision to tender this Agreement has not been made as a result of any verbal or written representation as to fact or otherwise made by or on behalf of Optionee or any other person and is based entirely upon currently available public information concerning the Optionee and the representations contained herein.

Exclusive Benefit of the Optionee

3.3                    The representations and warranties contained in §3.2 are provided for the exclusive benefit of the Optionee and a misrepresentation or breach of warranty may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other misrepresentation or breach of the same or any other representation or warranty; and the representations and warranties contained in §3.2 and will survive the execution hereof and continue through the Option Period.

Optionee’s Representations

3.4                    The Optionee represents and warrants to the Optionor that:

(a)        as at the Closing Date, the Optionee’s record of filings available to the public, including on SEDAR, will be accurate in all material respects and will not omit to state any material fact required to be stated or necessary to prevent a statement in the public record from being false or misleading in the circumstances in which it was made;

(b)        there are no actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or governmental authority whatsoever outstanding, or, to the best of its knowledge, pending or threatened against or affecting the Optionee, or its directors, officers, or promoters at law or in equity of any kind whatsoever which would result in an adverse material change in the financial position, business or prospects of the Optionee and, to the best of its knowledge, there is no basis therefore;

(c)        there are no issued and outstanding, pending or threatened orders ceasing, halting, suspending or prohibiting trading in securities of the Optionee, and no investigations or proceedings for such purposes are pending or threatened;

(d)        the Shares are, and will be at all times during the Option Period, part of a class of shares of the Optionee that is currently listed and posted for trading on the Exchange and, at the time of the delivery of the certificates representing the Shares, as applicable, to the Optionor, will have been approved and reserved for listing on the Exchange, subject only to fulfilment of the requirements of the Exchange and §3.7(c);

(e)        as at the Execution Date, it has issued and outstanding 15,655,000 Shares;

(f)        as at the Execution Date, it has no share purchase warrants or options to purchase the Shares outstanding;

(g)        as at the Closing Date, the Optionee will have working capital allocated or will raise additional capital to carry out its obligations to the end of the first year of this Agreement; and

(h)        it is a “foreign issuer” within the meaning of Regulation S and reasonably believes there is no Substantial U.S. Market Interest in the Shares.

Exclusive Benefit of the Optionor

3.5                    The representations and warranties contained in §3.4 are provided for the exclusive benefit of the Optionor and a misrepresentation or breach of warranty may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other misrepresentation or breach of the same or any other representation or warranty; and the representations and warranties contained in §3.4 will survive the execution hereof and continue through the Option Period.

Survival of Representations and Warranties

3.6                    The representations and warranties of the parties set out herein are conditions upon which the parties have relied in entering into this Agreement and will survive the termination of this Agreement and the acquisition of any interest in the Property by the Optionee hereunder, and each party will indemnify and save the other harmless from all loss, damage, costs and expenses which may be suffered or incurred by the other as a result of or in connection with any breach or inaccuracy of any such representation and warranty made by such party.

Restrictions on Securities

3.7                    The Optionor acknowledges and agrees that:

(a)        no prospectus has been filed by the Optionee with the British Columbia Securities Commission in connection with the distribution of the Shares, such distribution is exempted from the prospectus requirements of the Securities Act and that as a result:

(i)          the Subscriber is restricted from using most of the civil remedies available under the Securities Act;

(ii)         no securities commission or similar regulatory authority has reviewed or passed on the merits of the Shares;

(iii)        the Optionor may not receive information that would otherwise be required to be provided to the Optionor under the Securities Act; and

(iv)        the Optionor is relieved from certain obligations that would otherwise apply under the Securities Act;

(b)        none of the Shares to be issued to the Optionor hereunder have been registered under the 1933 Act or the securities laws of any state of the United States, that such Shares may not be offered or sold, directly or indirectly, in the United States unless registered in accordance with federal securities laws and all applicable state securities laws or exemptions from such registration requirements are available; and the Optionee has no obligation or present intention of filing a registration statement under the 1933 Act or any state securities laws in respect of any of the Shares;

(c)        the Shares will be subject to certain resale restrictions imposed under applicable securities laws and the rules of regulatory bodies having jurisdiction including, without limiting the generality of the foregoing, the rules of the Exchange, and the Optionor agrees to comply with such restrictions;

(d)        it has been advised to consult its own legal advisors with respect to applicable resale and transfer restrictions, that it is solely responsible for complying with such restrictions;

(e)        under certain Canadian securities instruments and policies, the Optionee may be required to the following legend on any certificates representing the Shares:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [four months plus one day after the Effective Date].”;

(f)        the certificates representing the Shares issued to the Optionor hereunder will be endorsed with the legends contemplated by the LVMC Representation Letter in the form attached as Schedule “C”;

(g)        the Optionee shall make a notation on its records or give instructions to the transfer agent of the Shares in order to implement the restrictions on transfer set out in applicable legislation; and

(h)        no person has made to the Optionor any written or oral representations:

(i) that any person will resell or repurchase any of the Shares;

(ii) that any person will refund the purchase price of any of the Shares; or

(iii) as to the future price or value of any of the Shares;

Listing on a Stock Exchange

3.8                    The Optionee will use all commercially reasonable efforts to diligently pursue the listing of the Shares on a recognized stock exchange in Canada, including the TSX Venture Exchange and the Toronto Stock Exchange.

U.S. Representation Letters

3.9                    The Optionor shall complete and execute the LVMC Representation Letter in the form attached as Schedule “C”, and, upon execution and delivery by the Optionor, the LVMC Representation Letter shall be incorporated into and form part of this Agreement.

3.10                  The Optionee shall complete and execute the Optionee’s Representation Letter in the form attached as Schedule “D”.

PART 4

DUE DILIGENCE

Due Diligence Inquiry

4.1                    The Optionee will be entitled to conduct a due diligence investigation of the title and environmental condition of the Property, the results of which investigation will be satisfactory to the Optionee, acting reasonably, and which investigation will be completed by the Effective Date. The Optionee has retained local counsel in Tanzania to perform its due diligence investigation and will prepare and deliver to the Optionee a legal opinion confirming the Optionor’s ownership of the Property. If at any time during such due diligence period the Optionee, based on its due diligence investigations, decides acting reasonably that the Optionor’s title to the property or the environmental condition of the Property is unsatisfactory, the Optionee may terminate this Agreement upon written notice to the Optionor without any obligation or liability to the Optionor, except the Deposit, as that term is defined in §5.1(b)(i), which will become due and payable upon execution of this Agreement. This §4.1 is for the sole and exclusive benefit of the Optionee and if not satisfied may be waived in whole or in part by the Optionee.

PART 5

GRANT OF OPTION

Grant of Option 1

5.1                    The Optionor hereby grants to the Optionee the sole and exclusive right and option to earn the 70% Interest free and clear of all Encumbrances by:

(a)        making a cash payment to the Optionor in the amount of $21,897.80 on the Effective Date representing all annual and quarterly license fees paid by the Optionor in connection with the Licenses prior to the Effective Date;

(b)        making cash payments of an aggregate of $150,000 (the “Option Cash Payments”) to the Optionor over a two-year period, commencing on the Closing Date, to be funded as follows:

(i)          not less than $20,000 on the Closing Date (the “Deposit”);

(ii)         not less than $20,000 on or before the Effective Date (for accumulated cash payments of $40,000);

(iii)        not less than $50,000 on or before the first anniversary date from the Effective Date (for accumulated cash payments of $90,000); and

(iv)        not less than $60,000 on or before the second anniversary date from the Effective Date (for accumulated cash payments of $150,000);

(c)        allotting and issuing to the Optionor as fully paid and non-assessable, a total of 600,000 Shares (the “Option Shares”) over a two-year period, commencing on the Effective Date, to be allotted and issued as follows:

(i)          not less than 300,000 Shares on the Effective Date;

(ii)         not less than 150,000 Shares on or before the first anniversary date from the Effective Date (for accumulated allotments of 450,000 Shares); and

(iii)        not less than 150,000 Shares on or before the second anniversary date from the Effective Date (for accumulated allotments of 600,000 Shares);

(d)        funding aggregate Work Costs on the Property of $1,350,000 (the “Option Work Costs”) over a three-year period, commencing on the Effective Date, to be funded as follows:

(i)          not less than $100,000 on or before the date that is 150 calendar days from the Effective Date;

(ii)         not less than an additional $250,000 on or before the first anniversary date from the Effective Date (for accumulated Work Costs of $350,000);

(iii)        not less than an additional $500,000 on or before the second anniversary date from the Effective Date (for accumulated Work Costs of $850,000); and

(iv)        not less than an additional $500,000 on or before the third anniversary date from the Effective Date (for accumulated Work Costs of $1,350,000); and

(e)        funding and completing the Preliminary Economic Assessment on or before the third anniversary date from the Effective Date.

5.2                    The Deposit is a firm commitment of the Optionee and will not be refunded in the event the transactions contemplated herein are not consummated within sixty (60) days following the Closing Date.

Preliminary Economic Assessment Included in Work Costs

5.3                    All costs incurred in connection with the completion of the Preliminary Economic Assessment by the Optionee, will be considered part of the Option Work Costs.

Exploration Services Agreement

5.4                    The Optionee will enter into an exploration services agreement (the “Exploration Services Agreement”) with Lake Victoria Resources (T) Ltd. concurrently with the execution of this Agreement.

Determination of Work Costs

5.5                    Work Costs will be deemed to have been incurred by the Optionee when the Optionee has expended funds or has received goods or services from third parties for which the Optionee has an obligation to make payment, whether or not payment has been made. Where Work Costs are charged to the Optionee by an Affiliate of the Optionee for services rendered by such Affiliate, such Work Costs will not exceed the fair market value of the services rendered. A certificate of an officer of the Optionee setting forth the Work Costs incurred by the Optionee in reasonable detail will be prima facie evidence of the same.

Excess Work Costs and Deficiencies

5.6                    Work Costs incurred by the Optionee exceeding the amount of Work Costs required to be incurred within any period will be carried forward to the succeeding period and qualify as Work Costs. If the Work Costs incurred are less than the amount of the Work Costs required to be incurred in any period, the Optionee may at its option pay the deficiency to the Optionor in cash within sixty (60) days after the end of such period in order to maintain the Option. Any such payment of cash in lieu will be deemed to be Work Costs incurred on the Property on or before the relevant date for purposes of this Part 5.

Make-up Right

5.7                    If the Optionee reasonably believes that it has incurred Work Costs required to be incurred by the Optionee in any period in order to maintain the Option, but it is subsequently determined upon examination or audit by either party that such Work Costs were not incurred within such period, the Optionee will not lose any of its rights hereunder and the Option will not terminate, provided that the Optionee pays to the Optionor such deficiency in Work Costs within thirty (30) days following such determination (if determined by the Optionee) or within thirty (30) days following notice to the Optionee of such deficiency (if determined by the Optionor), and the payment of such deficiency in Work Costs will be deemed to be Work Costs incurred by the Optionee for purposes of this Agreement.

Exercise of Option

5.8                    The Optionee may in its sole direction at any time accelerate the payment of the consideration (cash and Shares) and the Work Costs described in §5.1(d) .

5.9                    If the Optionee incurs the Option Work Costs, pays the Optionor the Option Cash Payments and the Option Shares, and completes the Preliminary Economic Assessment as described in §5.1, it will, without further act or payment, have and be deemed for all purposes to have exercised the 70% Interest and to have earned the 70% Interest free and clear of all Encumbrances.

PART 6

ENVIRONMENTAL INDEMNIFICATION

Optionor Indemnity

6.1                    Subject to §6.3, the Optionor agrees to indemnify and save the Optionee harmless from and against any Environmental Liability suffered or incurred by the Optionee arising directly or indirectly from any operations or activities conducted in or on the Property, whether by the Optionor or others, prior to the Execution Date.

Optionee Indemnity

6.2                    Subject to §6.3, the Optionee agrees to indemnify and save the Optionor harmless from and against any Environmental Liability suffered or incurred by the Optionor arising directly or indirectly from any operations or activities conducted on the Property, whether by the Optionee, its employees or agents, after the Execution Date.

Limitation on Indemnities

6.3                    If a Joint Venture is formed pursuant to §9.1, any Environmental Liability caused by a party prior to the formation of the Joint Venture will continue to be a liability of that party. If the Environmental Liability arises from operations conducted on the Property after the date the Joint Venture is formed, the Environmental Liability will be borne by the parties in accordance with their participating interests at the time the Environmental Liability arises.

Survival

6.4                    The provisions of this Part 6 will survive any termination of this Agreement.

PART 7

RIGHTS AND OBLIGATIONS DURING OPTION PERIOD

Work Programs During Option Phase

7.1                    The Optionee will have the exclusive right to manage and operate all work programs carried out on the Property, subject to §7.2, for so long as the Option remains outstanding, and all work programs will be in the sole discretion of the Optionee.

Retention of Optionor to Perform Work Programs

7.2                    The Optionee hereby agrees to retain Lake Victoria Resources (T) Ltd. to perform all recommended exploration work on the Property for the first twelve (12) months following the Effective Date in accordance with the Exploration Services Agreement which will include a 12% management fee for all recommended exploration work on the Property that is performed by Lake Victoria Resources (T) Ltd. and its employees. If Lake Victoria Resources (T) Ltd. retains any third party to perform such recommended exploration work, Lake Victoria Resources (T) Ltd. will not receive any management fee whatsoever, but will be reimbursed by the Optionor for any reasonable expenses incurred by Lake Victoria Resources (T) Ltd. in connection with retaining such third party.

7.3                    The Optionee will have the right, in its sole discretion, to retain Lake Victoria Resources (T) Ltd. to perform recommended exploration work on the Property following the first anniversary date following the Effective Date.

Overhead

7.4                    The Optionee will be entitled to include in Work Costs for so long as the Option remains outstanding an overhead charge (“Overhead Charge”) for management supervision and administrative services of the Optionee equal to:

(a)        five percent (5%) of all Work Costs and costs incurred by the Optionee under each contract with a third party involving a payment of Work Costs in excess of $100,000; and

(b)        seven and one-half percent (7.5%) of all other Work Costs incurred by the Optionee in respect of the Property; excluding in each case the amount of the overhead charge fixed under this §7.4.

The Optionor shall review the Overhead Charges after completion of the first year of this Agreement when the Overhead Charges are fully reported in the Optionee’s quarterly financial reports. In the event the Optionor disagrees with the amount of the Overhead Charges the Optionor and Optionee may change the Overhead Charge to a percentage mutually agreed to. In the event of a disagreement Part 15 shall apply.

Additional Rights

7.5                    For so long as the Option is outstanding, the Optionee and its employees, representatives, agents and independent contractors will have the right:

(a)        to access all information in the possession or control of the Optionor relating to prior operations on the Property including all geological, geophysical and geochemical data and drill results;

(b)        to enter upon the Property and carry out such exploration and development work thereon and thereunder as the Optionee considers advisable, including removing material from the Property for the purpose of testing; and

(c)        to bring upon and erect upon the Property such structures, machinery and equipment, facilities and supplies as the Optionee considers advisable.

Optionor’s Access

7.6                    The Optionor will have access to the Property, concurrently with the Optionee, at all reasonable times, at the Optionor’s own risk and expense, for the purpose of inspecting the work being done by the Optionee and to perform its obligations under the Exploration Services Agreement.

Optionee Obligations

7.7                    For so long as the Option is outstanding, the Optionee will:

(a)        record all assessment work done by it on the Property;

(b)        keep the Property free and clear of all Encumbrances arising from its operations under this Agreement (except Encumbrances for taxes not yet due, other inchoate Encumbrances, the Permitted Encumbrances and Encumbrances contested in good faith by the Optionee) and to contest or discharge any such Encumbrance that is filed;

(c)        obtain and maintain, and cause any contractor engaged by it to obtain and maintain, such insurance as the Optionee reasonably considers appropriate in the circumstances, with both the owner and the Optionee being named as insured in such policies;

(d)        conduct all work in a careful and miner-like manner and in compliance with all applicable laws; and

(e)        pay to the Optionor the amount of all license fees (the “License Fees”) in connection with the Licenses on or before thirty (30) days prior to the due date of such fees and the Optionor agrees to pay the License Fees on or before each due date.

Reporting Obligations

7.8                    Subject to §7.9, for so long as the Option is outstanding, the Optionee will:

(a)        within thirty (30) days following each month during which field work is carried out, furnish the Optionor with a brief field report summarizing the work carried out by the Optionee during the previous month;

(b)        furnish the Optionor with quarterly licensing reports required by the Ministry of Energy and Minerals (Tanzania) on or before thirty (30) days prior to the due date of such reports and the Optionor agrees to submit all required quarterly licensing reports to the Ministry of Energy and Minerals (Tanzania) before each due date;

(c)        furnish the Optionor with annual reports containing a reasonably complete description and results of the work done by the Optionee during the previous year, such reports to include a statement of Work Costs incurred, a summary of the results of such work and a summary of the Optionee’s interpretation of such results; and

(d)        give the Optionor access, at its own risk and expense and at reasonable times, to all preliminary and final technical data relating to work done on the Property, including all results and raw data received by the Optionee from laboratories and other independent contractors retained to provide technical analysis and interpretation.

Third Party Property Information

7.9                    The Optionor acknowledges and agrees that neither the Optionee nor any of its Affiliates are providing any representation or warranty in respect of the accuracy, completeness or validity of the information relating to the Property obtained by the Optionee from laboratories and other independent contractors and provided to the Optionor pursuant to §7.8 or §8.3(a) or otherwise hereunder (“Third Party Property Information”) and that no such representation or warranty will be implied.

The Optionor hereby forever releases and discharges the Optionee and its Affiliates from any claim in respect of the accuracy, completeness or validity of any Third Party Property Information.

Limitation on Property Information

7.10                  Notwithstanding anything expressed or implied in this Agreement, the Optionor will not have access to any interpretive data, reports or results generated in respect of the Property for the internal use of the Optionee or its Affiliates nor will the Optionor have access to any of the Optionee’s proprietary techniques.

Restriction on Employing Optionor’s Employees

7.11                    The Optionor and Lake Victoria Resources (T) Ltd. have spent years and considerable money to train their respective directors, officers and Employees. It would cause considerable hardship to the Optionor and to Lake Victoria Resources (T) Ltd. if the Optionee or its affiliates or any of the officers and directors of the Optionee and its affiliates were to employee the Employees. The Optionee hereby undertakes on behalf of itself and its affiliates not to offer any employment or gratuities to the Employees at any time during the term of this Agreement and the Joint Venture and for a period of five years following the expiration of both agreements. However, the Optionor and Lake Victoria Resources (T) Ltd. can agree in advance in writing to the employment of an Employee by the Optionee.

PART 8

TERMINATION OF OPTION AND AGREEMENT

Termination Prior to Earn-In of 70% Interest

8.1                    The Optionee will have the right at any time prior to earning the 70% Interest to give notice to the Optionor terminating the Option and this Agreement. If the Optionee gives such notice of termination or, subject to §5.6, §5.7 and §14.1, if the Optionee fails to incur the Work Costs and consideration referred to in §5.1(d) on or before the dates referred to therein, then the Option and this Agreement will terminate and the Optionee will, subject to the provisions of Part 3, Part 6 and Part 11, and subject to §8.3 have no further rights or interest in the Property and no further obligations or liabilities to the Optionor.

8.2                    If at any time prior to earning the 70% Interest the Optionee is in default of any material provision in this Agreement, other than the provision of §7.11, for which no notice of default need be given, the Optionor may terminate this Agreement, but only if:

(a)        it shall have first given to the Optionee a notice of default containing particulars of the obligation which the Optionee has not performed, or the warranty breached; and

(b)        with respect to the provisions of §5.1, the Optionee has not, within ten (10) business days following delivery of such notice of default, cured such default or commenced proceedings to cure such default by appropriate payment or performance, the Optionee hereby agreeing that should it so commence to cure any default it will prosecute the same to completion without undue delay;

(c)        for all other provisions of this Agreement, the Optionee has not, within thirty (30) days following delivery of such notice of default, cured such default or commenced proceedings to cure such default by appropriate payment or performance, the Optionee hereby agreeing that should it so commence to cure any default it will prosecute the same to completion without undue delay.

If the Optionee has failed to satisfy its obligations pursuant to §8.2(b), the Optionor may thereafter terminate this Agreement by giving notice thereof to the Optionee and this Agreement will terminate and the Optionee will, subject to the provisions of Part 3, Part 6 and Part 11, and subject to §8.3, have no further rights or interest in the Property and no further obligations or liabilities to the Optionor.

Events on Termination

8.3                    If this Agreement is terminated by the Optionee or the Optionor pursuant to §8.1 or §8.2, the Optionee will:

(a)        deliver to the Optionor, within sixty (60) days of termination, a final report on all work carried out by the Optionee on the Property since the date of the last annual report delivered under §7.8(c), together with all drill cores and unprocessed assay samples and copies of all maps, drill logs, assay results and other factual technical data compiled by the Optionee with respect to the Property and not previously delivered to the Optionor;

(b)        remove from the Property within twelve (12) months of termination, or sooner if required under applicable law, all structures, machinery, equipment, facilities and supplies erected, installed or brought upon the Property by or at the instance of the Optionee; and

(c)        leave all Licenses comprising the Property, as at the time of termination of this Agreement, in good standing under applicable laws for a period of six months.

PART 9

FORMATION AND OPERATION OF JOINT VENTURE

Formation of Joint Venture

9.1                    Effective as of the Earn-In Date, the Optionee and the Optionor will participate in a joint venture (the “Joint Venture”) by entering into a formal joint venture agreement (the “Joint Venture Agreement”) for the purpose of further exploration and development work on the Property and if warranted, the operation of one or more mines on the Property.

Participating Interests

9.2                    The participating interests of the parties at the time the Joint Venture is formed will be:

Optionee	70%
Optionor	30%

Each party will be responsible for payment of its proportionate share (based on its participating interest) of the operating and capital costs of the Joint Venture’s operations, including reclamation and remediation obligations and any security required therefore.

Management Committee

9.3                    Upon formation of the Joint Venture, a management committee (the “Management Committee”), formed by members from each party and holding voting rights in accordance with each party’s participating interest, will be established which will make all decisions, on a simple majority vote, which are required to be made by the Joint Venture parties with respect to the Joint Venture’s operation, including but not limited to the supervision and approval of exploration, development, construction, mining, milling, processing, treatment operations and related operations conducted in respect of the Property. The Management Committee will have the authority to establish its own rules on how meetings of the Management Committee will be called and conducted.

Operator

9.4                    The Operator will be subject to the direction and control of the Management Committee. The Optionee will have the right to be the Operator of the Joint Venture and to manage and operate the exploration, feasibility study, mine development and mining phases of the project during the term of the Joint Venture, provided that the Optionee’s participating interest in the Joint Venture is at least fifty percent (50%). If the Optionee holds less than a fifty percent (50%) participating interest, the Management Committee may appoint a new Operator.

Overhead Costs

9.5                    The Operator will be entitled to charge the Joint Venture an amount for general overhead and administrative costs and management fees equal to:

(a)        for exploration, including the preparation of the Preliminary Economic Assessment, five percent (5%) of all Work Costs incurred under each contract with a third party involving an expenditure in excess of $100,000, and seven and one-half percent (7.5%) of all other Work Costs incurred;

(b)        for development and construction, five percent (5%) of all Work Costs up to the aggregate amount of $100,000, and three and one-half percent (3.5%) of Work Costs exceeding such aggregate amount; and

(c)        for mining, five percent (5%) of all Work Costs;

excluding in each case the amount of the overhead charge fixed under this §9.5.

The parties intend that the Operator will not lose or profit by reason of acting as Operator of the Joint Venture. The Operator’s rates for general overhead and administrative costs and management fees will be reviewed annually by the Management Committee, which may make such amendments as may be necessary or desirable to achieve the parties’ intention.

Contracts with Operator

9.6                    The Operator and any Affiliate of the Operator may enter into contracts with the Joint Venture, provided that at the time of formation of any such contract the terms thereof, including the allocation of revenues, costs, obligations and liabilities are fair and reasonable, and that any charges made by the Operator or its Affiliates to the Joint Venture do not exceed the fair market value therefore.

Accounting Procedures

9.7                    The Operator will maintain or cause to be maintained the accounts for the Joint Venture, to the extent and in such detail and at such places as the Management Committee may determine, such books and records pertaining to the Joint Venture and to the costs and expenses thereof and the performance of the Operator hereunder, and to the receipt and disposition of proceeds from any joint sales, as will properly reflect, in accordance with International Financial Reporting Standards to the extent applicable and not in conflict with the provisions hereof, all transactions of the Operator in relation to the operation of the Joint Venture and the performance of the Operator’s duties hereunder and all costs paid by the Operator in the performance thereof and for which it will seek reimbursement, all of which books and records will be made available to the other party and the Management Committee, upon reasonable notice and at all reasonable times, for inspection, audit and reproduction. As soon as possible after the close of each fiscal year of the Operator, all the books and accounts of the Operator relating to the operation of the Joint Venture for such fiscal year will be audited by the auditors for the Optionee or such other auditors as the Management Committee may determine at the expense of the Joint Venture and copies of the report of the auditors will be sent promptly to each party. Any claim against the Operator relating to any transactions during the period covered by such audit will be made within two (2) years after such audit.

Programs and Budgets

9.8                    The Operator will propose the work programs and budgets following the formation of the Joint Venture in accordance with the instructions of the Management Committee. Each party will have thirty (30) days from the date of receipt of a program to notify the Operator as to whether it will participate at its interest level or whether it will not participate. The participating interest of a party which elects not to participate will be proportionately diluted in accordance with the dilution formula set out in §9.9. A party which fails to so notify the Operator within the time required will be deemed to have elected to participate in the work program at its interest level. A party’s right not to participate in a work program and be diluted as aforesaid may only be exercised prior to a production decision, subject to §9.12. A party which elects not to participate in a program will not be subject to dilution to the extent that the expenditures under such program exceed one hundred fifteen percent (115%) of the budget for such program. If a party fails to pay after electing to participate that party will suffer an accelerated dilution of one-hundred fifty percent (150%) of the monies not paid. The Joint Venture Agreement shall provide that monies required for a work program must be paid no later than thirty days (30) prior to commencement of a work program.

Dilution

9.9                    The dilution formula will be as follows:

percentage participating interest of party Y = (A + B) x 100
                                                                                           C

where:

A = deemed expenditures of party Y

B = actual expenditures of party Y

C = total expenditures (deemed and actual) of all parties

Deemed expenditures are assigned a value based on work done by the Optionee in order to earn its participating interest. Thus, the deemed expenditures for the parties will be as follows:

Participating interests of the parties:	Their deemed expenditures upon formation of the Joint Venture will be:

Optionee 70%	$1,350,000

Optionor 30%	$578,571

For the purposes of calculating B and C above, actual expenditures are those expenditures made by a party after formation of the Joint Venture, provided that such actual expenditures will exclude costs made or incurred and included in Work Costs prior to the day that the Management Committee gives notice to the parties of the formation of the Joint Venture but paid subsequent to formation of the Joint Venture.

Excess Work Costs

9.10                  Any Work Costs made or incurred by the Optionee in excess of the Work Costs required to earn its interest in the Property will be credited to Optionee’s contribution to the first work program after formation of the Joint Venture and will not automatically dilute the participating interest of the Optionor on formation.

Royalty Interest

9.11                  If any party is diluted to a ten percent (10%) or lower participating interest, that party will be deemed to have waived the opportunity to participate in future work programs, whether in exploration, development or production, and to have converted its participating interest to a two percent (2%) Net Smelter Return, to be determined and paid as set out in Schedule “B” hereto.

Production Decision

9.12                  For ninety (90) days following a positive production decision, each party to the Joint Venture will have the right to elect to participate in the financing in proportion to its then current participating interest in the Joint Venture. If a party does not elect to participate in the financing, or is unsuccessful in raising its proportionate share of the financing, then the other party may arrange all the financing required and if it does so, the participating interest of the party which has not provided its share of the financing will be converted to a two percent (2%) Net Smelter Return, to be determined and paid as provided in Schedule “B” hereto.

Reclamation Fund

9.13                  Upon Commencement of Commercial Production, a reclamation fund will be established to which the parties will be obliged to contribute in accordance with their participating interests. The reclamation fund will be in an amount determined by the Management Committee from time to time. The Operator will in its reasonable discretion accept security in lieu of receiving such payment in cash. The reclamation fund need not be maintained if one party acquires all of the other party’s participating interest in the Joint Venture.

Default in Funding

9.14                  If a party to the Joint Venture defaults in its obligation to contribute to any program and budget or to make any other required contribution, the other party may at its election make such contribution on behalf of the defaulting party (a “cover payment”). The cover payment will constitute indebtedness due from the defaulting party to the party making the cover payment and will be payable on demand, will bear interest at the prime rate of the Bank of Canada plus 10 percent (10%) per annum and will be secured by the defaulting party’s right, title and interest in the Property and all production therefrom.

The party making the cover payment will have the right to sell in any commercially reasonable manner the defaulting party’s share of products of any mine developed on the Property until the cover payment and accrued interest thereon have been paid in full, or may at any time prior to such payment in full at its election:

(a)        adjust the parties’ respective participating interests pursuant to §9.9;

(b)        sell the defaulting party’s right, title and interest in the Property to a third party in a manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice; or

(c)        purchase for its own account all right, title and interest of the defaulting party in the Property at the fair market value thereof.

Taking in Kind

9.15                  Except as otherwise expressly provided in §9.14, each party will be entitled to take in kind and separately dispose of its share of products of any mine developed on the Property in accordance with its participating interest. Any expenditure incurred in the taking in kind of products by a party will be borne by it. The division of products for the purposes of this provision will be conducted in a fair and equitable manner.

Failure to Enter into Joint Venture Agreement

9.16                  If for any reason the Joint Venture Agreement is not settled, executed and delivered, this Agreement, containing the above Joint Venture terms, will remain binding on the parties and will continue to govern their relationship and operations on the Property.

PART 10

AREA OF INTEREST

Area of Interest

10.1                  If either party or any of its Affiliates stakes or otherwise acquires any interest in primary mining licenses, prospecting licenses, or any other form of mineral license (the “AOI License”) located wholly or partly in an area (the “Area of Interest”) within fifteen (15) kilometres from any portion of the Property as it exists at the date of execution of this Agreement, the acquiring party will forthwith give notice to the non-acquiring party of such staking or acquisition, the costs thereof and all details in its possession with respect to the nature of the AOI License and the known mineralization thereon. Upon delivery of such notice, the non-acquiring party will have the right to elect whether to add such rights to the Property (whether the rights are contained wholly within the Area of Interest or only partially within the Area of Interest), and:

(a)        if the non-acquiring party does not want to include such rights as part of the Property, the acquiring party will be free to develop or otherwise deal with such rights for its own account; or

(b)        if the non-acquiring party wishes to include such acquired rights as part of the Property, it will be obliged to exercise its election in writing within 45 days of receipt of the written notice referred to in this §10.1, subject to receipt of all required governmental and regulatory approvals, consents or acceptances, such rights will be considered as part of the Property at a price equivalent to the actual acquisition cost; and

(c)        if such acquired rights are included as part of the Property, the non-acquiring party will reimburse the acquiring party for its proportionate share of the acquisition cost based on the proportionate interest of the non-acquiring party in the Property at the time such rights are added to the Property.

10.2                  The inclusion of any such rights will not, however, enlarge the Area of Interest beyond the area defined on the Closing Date.

PART 11

CONFIDENTIALITY

Confidentiality

11.1                  All information concerning this Agreement and any matters arising from or in connection herewith (including all information relating to the Property received by the Optionee from the Optionor pursuant to §7.5(a) or otherwise or received by the Optionor from the Optionee pursuant to §7.8 or §8.3(a) or otherwise) will be treated as confidential by the parties and will not be disclosed by either party to any other person (other than to an Affiliate or to the directors, officers or employees of the disclosing party or its Affiliate or to any legal, accounting, financial or other professional advisor of the disclosing party or its Affiliate, provided that such persons are under obligation to maintain confidentiality with respect to such information) without the prior written consent of the other party, such consent not to be unreasonably withheld, except to the extent that such disclosure may be necessary for observance of applicable laws or stock exchange listing requirements or for the accomplishment of the purposes of this Agreement.

News Releases and Other Documents

11.2                  Each party will provide the other with a copy of any news release or other document containing exploration results or other information about the Property or this Agreement which it proposes to publish (including on any website or other electronic media) prior to publication of the same for the other party’s consent which will not be unreasonably withheld or delayed in view of any timely disclosure obligations which may be applicable. Each party will use reasonable efforts to respond to any request by the other party for such consent within two (2) business days.

Return of Confidential Information

11.3                  If this Agreement is terminated pursuant to Part 8, both parties agree that all Confidential Information and copies thereof obtained by each party concerning or relating to the other party will be immediately returned to the party or its representatives having supplied the Confidential Information.

Survival of Confidentiality Obligations

11.4                  The provisions of this Part 11 will survive any termination of the Option and this Agreement and the acquisition of any interest in the property by the Optionee hereunder.

PART 12

RESTRICTIONS ON TRANSFERS AND ENCUMBRANCES

Restrictions on Transfers and Encumbrances

12.1                  Except as set forth in §12.2 to §12.4 hereof, no party will sell, transfer, assign or convey or grant any Encumbrance over all or any part of its interest in the Property or this Agreement or any of its rights, benefits and privileges hereunder (including any Production Royalty Interest) (collectively for purposes of this Part 12 “an interest in the Property”) without the prior written consent of the other party thereto, which consent will not be unreasonably withheld, and any attempt to sell, transfer, assign or convey or to grant any such Encumbrance over all or any part of its interest in the Property without such consent will be of no effect.

Transfers to Affiliates

12.2                  Each party may sell, transfer, assign and convey an interest in the Property to an Affiliate of such party, provided such party delivers to the other party notice of such assignment and provided that before such Affiliate ceases to be an Affiliate of such party, the interest assigned to such Affiliate must be assigned back to such party.

Right of First Refusal

12.3                  No party will sell, assign, transfer or otherwise dispose of an interest in the Property except in accordance with §12.1 or §12.2 or upon the following conditions:

(a)        if a party (the “Seller”) desires to sell, assign, transfer or otherwise dispose of all or any part of an interest in the Property to a third party (the “Offered Interest”), the Seller will first offer (the “Offer”) the same in writing to the other party for cash. The Offer will state the purchase price payable by the third party in cash in Canadian dollars or, if the purchase price is for consideration other than cash, the cash equivalent of such consideration in Canadian dollars, and will state the other terms and conditions on which the Seller is willing to sell;

(b)        the other party will have sixty (60) days to accept the Offer. If the Offer is accepted by the other party (in this §12.3 the “Purchasing Party”) , the Seller will forthwith transfer to the Purchasing Party the subject matter of the Offer, upon the Purchasing Party paying the purchase price;

(c)        the Purchasing Party will be prohibited from transferring, assigning, selling, conveying or pledging to any other third party other than an affiliate such Offered Interest for a period of one year after the completion of sale;

(d)        the Purchasing Party must provide to the Seller an undertaking that it has not entered into any negotiations of any sort with parties for the sale, assignment, transfer, conveyance or pledge of the Offered Interest; and

(e)        if the Offer is not accepted as to the whole of the subject matter thereof by the other party within sixty (60) days following receipt of the Offer, then, at any time during the further period of one hundred twenty (120) days immediately thereafter, the Seller may sell, assign, transfer or otherwise dispose of the subject matter of the Offer to a third party, but only at a price and on terms and conditions the same as or more favourable to the Seller than those set out in the Offer.

Encumbrances

12.4                  Following formation of the Joint Venture, a party may grant an Encumbrance over its interest in the Property, but only upon the condition that the mortgagee, pledgee or other encumbrancer (the “Holder”) will have first entered into an agreement with the other party binding upon the Holder and its assignees to the effect that the Holder and its assignees will not enter into possession of the interest subject to the Encumbrance or institute any proceedings to obtain possession thereof, but will limit their remedies against such interest to the sale thereof, and that §12.3 will apply to any such sale.

PART 13

OPTION AND EXCHANGE ACCEPTANCE

Option

13.1                  This Agreement is an option only and nothing herein contained will be construed as obligating the Optionee to do any acts or make any payments hereunder, and any act or acts or payment or payments as will be made hereunder will not be construed as obligating the Optionee to do any further act or make further payment or payments.

Exchange Acceptance

13.2                  The obligations of the Optionee under this Agreement are subject to the acceptance for filing of the Agreement by the Exchange. The Optionor agrees to use commercially reasonable efforts to assist the Optionee in obtaining Exchange acceptance of this Agreement, including signing and delivering or providing all such documents and information as may be reasonably required by the Exchange

PART 14

FORCE MAJEURE

Force Majeure

14.1                  No party will be liable to the other party hereto and no party will be deemed in default hereunder for any failure to perform or delay in performing any of its obligations under this Agreement or in incurring Work Costs caused by or arising out of any event (a “Force Majeure Event”) beyond the reasonable control of such party, (excluding lack of funds to make the cash payments and to make the share issuances to the Optionor in Part 5 herein) but including lack of rights or permission by government authorities or indigenous peoples’ groups to enter upon the Property to conduct exploration, development and mining operations thereon, war conditions, actual or potential, earthquake, fire, storm, flood, explosion, strike, labour trouble, accident, riot, unavoidable casualty, act of restraint, present or future, of any lawful authority, act of God, protest or demonstrations by environmental lobbyists or indigenous peoples’ groups, act of the public enemy, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market or unavailability of equipment. No right of a party will be affected for failure or delay of a party to perform any of its obligations under this Agreement or to incur Work Costs, if the failure or delay is caused by a force majeure event. All times provided for in this Agreement will be extended for the period equal to the period of delay. The affected party will take all reasonable steps to remedy the cause of the delay attributable to the events referred to above, provided that nothing contained in this section will require any party to settle any labour dispute, protest or demonstration, or to question or test the validity of any governmental order, regulation, law or claim of right by indigenous peoples’ groups. The affected party will promptly give notice to the other party of the commencement and termination of each period of force majeure.

PART 15

ARBITRATION

15.1                  Any dispute arising between the parties in respect of the interpretation of this Agreement or the performance of any obligation hereunder will be submitted to binding arbitration consisting of three arbitrators (the “Arbitration Panel”), one arbitrator appointed by each of the parties with a third arbitrator appointed by the parties’ two designated arbitrators, with all costs of such arbitrators to be borne by the unsuccessful party. The arbitration will be (1) conducted in English, (2) take place in Vancouver, British Columbia and (3) be conducted in accordance with the Commercial Arbitration Act of British Columbia.

PART 16

GENERAL

Relationship

16.1                  Nothing in this Agreement will be deemed to constitute either party the partner, agent or legal representative of the other or to create any fiduciary relationship between them, for any purpose whatsoever.

Other Activities

16.2                  Nothing in this Agreement will restrict in any way the freedom of either party, except with respect to its interest in the Property, to conduct as it sees fit any business or activity whatsoever, whether in competition with the Joint Venture or otherwise, including the exploration for, or the development, mining, production or marketing of any mineral, without any accountability to the other party. No party which is the owner or operator of another mining property, mill or other facility will be obliged to mill, beneficiate or handle any material from the Property or otherwise deal with the Joint Venture.

Notices

16.3                  Any notice, commitment, election, consent or any communication required or permitted to be given hereunder by one party hereto to the other party, in any capacity (a “Notice”) will be in writing and will be deemed to have been given if mailed by prepaid registered mail return receipt requested, faxed or delivered to the address of the other party set out below:

If to the Optionor:

Lake Victoria Mining Company, Inc.
#810 – 675 West Hastings Street
Vancouver, B.C. V6B 1N2

Facsimile:       866-910-6114
Attention:      David Kalenuik
email:              dkalenuik@gmail.com

If to the Optionee:

Otterburn Ventures Inc.
1500 Royal Centre – 1055 West Georgia Street
Vancouver, B.C. V6E 4N7

Facsimile:       604-732-0284
Attention:      Peter Hughes
email:              petehughes@me.com

or to such substitute address as such party may from time to time direct in writing, and any such Notice will be deemed to have been received, if mailed, on the date noted on the return receipt, if faxed, on the first business day after the date of transmission, and if delivered, upon the day of delivery or if such day is not a business day, then on the first business day thereafter.

Waiver of Right of Partition

16.4                  Each party waives the benefit of all provisions of law as now in effect or as enacted in future relating to actions of partition of real and personal property and agrees that for so long as this Agreement is in effect it will not resort to any action in law or in equity to partition the Property or any other real or personal property subject to this Agreement.

Interpretation

16.5                  For purposes of this Agreement, headings are for convenience of reference only and are not intended to interpret, define or limit the scope of this Agreement or any provision hereof. The singular of any term includes the plural and vice versa, and use of any term is generally applicable to either gender and where applicable, a body corporate, firm or other entity. The word “including” is not limiting whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto. Unless otherwise indicated, all dollar references are to American dollars.

Further Assurances

16.6                  The parties hereto will from time to time do such further acts and things and execute such further documents and instruments as may be reasonably required in order to carry out and implement this Agreement.

Amendments

16.7                  No modification, variation or amendment of this Agreement will be effective unless evidenced in writing, executed by both of the parties.

Severance

16.8                  If any provision of this Agreement will be invalid, illegal or unenforceable in any respect under any applicable law, such provision may be severed from this Agreement, and the validity, legality and enforceability of the remaining provisions hereof will not be affected or impaired by reason thereof.

Time

16.9                  Time will be of the essence of this Agreement.

Governing Law

16.10                This Agreement will be governed by and interpreted and enforced in accordance with the laws in force in the Province of British Columbia (excluding any conflict of laws rule or principle which might refer such construction to the laws of another jurisdiction) and the applicable federal laws of Canada. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of British Columbia with respect to any matter arising hereunder or relating hereto.

Entire Agreement

16.11                This Agreement contains the entire understanding between the parties hereto dealing with the subject matter hereof and supersedes and replaces all negotiations, correspondence and prior agreements or understandings relating thereto.

Enurement

16.12                This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

Counterparts

16.13                This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed are deemed to be an original and such counterparts and facsimile copies together will constitute one and the same instrument.

Rule Against Perpetuities

16.14                The parties do not intend that there will be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the alienation of property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the parties hereby agree that a court will reform that provision in such a way as to approximate most closely the intent of the parties within the limits permissible under such rules.

Resale Restrictions

16.15                All Shares issued by the Optionee to the Optionor pursuant to this Agreement will be subject to such resale restrictions as may be imposed by applicable securities law and the Exchange.

Change in Capitalization

16.16                If the Optionee undertakes a change in capitalization affecting its Shares, (other than the concurrent private placement) such as subdivision, consolidation or reclassification of the Shares or other relevant changes in Shares, including any adjustment arising from a merger, acquisition or plan of arrangement, such proportionate adjustments, if any, appropriate to reflect such change will be made by the Optionor with respect to the number of Shares which may be issued by the Optionee to the Optionor hereunder.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first set forth above.

LAKE VICTORIA MINING COMPANY, INC.

Per:      /s/ David Kalenuik
             Authorized Signatory
             Name: David Kalenuik
             Title: President

OTTERBURN VENTURES INC.

Per:       /s/ Peter Hughes
             Authorized Signatory
             Name: Peter Hughes
             Title: CEO

SCHEDULE “A”

THE PROPERTY

This is Schedule “A” to the Option and Joint Venture Agreement between Lake Victoria Mining Company, Inc. Otterburn Ventures Inc. dated as of the Execution Date (the “Agreement”). All capitalized terms under in this Schedule “A” but not otherwise defined have the meanings ascribed thereto in the Agreement.

Prospecting License Number	Recorded Owner - Percentage
PL 2724/2004	100 % Optionor
PL 5829/2009	100 % Optionor
PL 2910/2004	100 % Optionor
PL 5912/2009	100 % Optionor
PL 3006/2005	100 % Optionor
PL 5988/2009	100 % Optionor

SCHEDULE “B”

NET SMELTER ROYALTY

This is Schedule “B” to the Option and Joint Venture Agreement between Lake Victoria Mining Company, Inc. Otterburn Ventures Inc. dated as of the Execution Date (the “Agreement”). All capitalized terms under in this Schedule “B” but not otherwise defined have the meanings ascribed thereto in the Agreement.

1.

The Royalty Interest which may be payable to the Optionor s (the "Payee") by the Optionee (the "Payor") pursuant to Subsection 8.11 of the Agreement will be two (2%) percent of the Net Smelter Revenue (as hereinafter defined) and will be calculated and paid to the Payee by the Payor in accordance with the terms of this Schedule "B". Terms having defined meanings in the Agreement and used herein will have the same meanings in this Schedule as assigned to them in the Agreement unless otherwise specified or the context otherwise requires.

2.	The Net Smelter Revenue will be calculated on a calendar quarterly basis and will, subject to paragraph 8 of this Schedule "B", be equal to Gross Revenue less Permissible Deductions for such quarter.

3.	The following words will have the following meanings:

	(a)	"Gross Revenue" means the aggregate of the following amounts received in each quarterly period:

		(i)	the revenue received by the Payor from arm's length purchasers of all Product,

		(ii)	the fair market value of all Product sold by the Payor in such quarter to persons not dealing at arm's length with the Payor, and

		(iii)	any proceeds of insurance on Product; and

	(b)	"Permissible Deductions" means the aggregate of the following charges (to the extent that they are not deducted by any purchaser in computing payment) that are paid in each quarterly period:

		(i)	sales charges levied by any sales agent on the sale of Product,

(ii)

transportation costs for Product from the Claims to the place of beneficiation, processing or treatment and thence to the place of delivery of Product to a purchaser thereof, including shipping, freight, handling and forwarding expenses,

(iii)

all costs, expenses and charges of any nature whatsoever which are either paid or incurred by the Payor in connection with refinement or beneficiation of Product after leaving the Property, including all weighing, sampling, assaying and representation costs, metal losses, any umpire charges, and any penalties charged by the processor, refinery or smelter, and

(iv)

all insurance costs on Product, and any government royalties, production taxes, severance taxes and sales and other taxes levied on Ore, Product or on the production or value thereof (other than any Federal or Provincial taxes levied on the income or profit of the Payor), provided that where a cost or expense otherwise constituting a Permissible Deduction is incurred by the Payor in a transaction with a party with whom it is not dealing at arm's length (as that term is defined in the Income Tax Act (Canada)), such cost or expense may be deducted, but only as to the lesser of the actual cost incurred by the Payor or the fair market value thereof, calculated at the time of such transaction and under all the circumstances thereof.

4.

The Payor shall have the right to commingle with ores from the Property, ore produced from other properties, provided that prior to such commingling, the Payor shall adopt and employ reasonable practices and procedures for weighing, determination of moisture content, sampling and assaying, as well as utilize reasonable accurate recovery factors in order to determine the amounts of products derived from, or attributable to Ore mined and produced from the Property. The Payor shall maintain accurate records of the results of such sampling, weighing and analysis as pertaining to ore mined and produced from the Property.

5.

The Royalty Interest will be calculated and paid within thirty (30) days after the end of each calendar quarter if reasonably possible. Smelter settlement sheets, if any, and a statement setting forth calculations in sufficient detail to show the payment's derivation (the "Statement") must be submitted with the payment.

6.

All Royalty Interest payments will be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Payee delivers to the Payor a written notice (the "Objection Notice") describing and setting forth a specific objection to the calculation thereof within sixty (60) days after receipt by the Payee of the Statement. If the Payee objects to a particular Statement as herein provided, the Payee will, for a period of sixty (60) days after the Payor's receipt of such Objection Notice, have the right, upon reasonable notice and at reasonable times, to have the Payor's accounts and records relating to the calculation of the payment in question audited by the auditors of the Payor. If such audit determines that there has been a deficiency or an excess in the payment made to the Payee, such deficiency or excess will be resolved by adjusting the next monthly Royalty Interest payment due hereunder. The Payee will pay all the costs and expenses of such audit unless a deficiency of three (3%) percent or more of the amount due is determined to exist. The Payor will pay the cost and expenses of such audit if a deficiency of three (3%) percent or more of the amount due is determined to exist. All books and records used and kept by the Payor to calculate the Royalty Interest due hereunder will be kept in accordance with Canadian generally accepted accounting principles. Failure on the part of the Payee to make claim against the Payor for adjustment in such sixty (60) day period by delivery of an Objection Notice will conclusively establish the correctness and sufficiency of the Statement and payment on account of the Royalty Interest for such quarter.

7.

At the election of the Payee made in writing at least ninety (90) days prior to the first payment on account of the Royalty Interest (which election may not be rescinded without the consent of the Payor, such consent not to be unreasonably withheld) the Payee may elect to receive the Royalty interest in kind, provided that any extra costs or expenses incurred by the Payor as a result of such election and payment of the Royalty Interest in kind will be for the account of the Payee and will be due on demand.

8.

All profits and losses resulting from the Payor engaging any commodity futures trading, option trading, metals trading, transactions with respect to Product which is a precious metal (collectively, "Hedging Transactions") are specifically excluded from calculations of the Royalty Interest pursuant to this Schedule "B" (it being the intent of the parties that the Payor will have the unrestricted right to market and sell Product to third parties in any manner it chooses and that the Payee will not have any right to participate in such marketing activities or to share in any profits or losses therefrom).

All Hedging Transactions by the Payor and all profits or losses associated therewith, if any, will be solely for the Payor's account, irrespective of whether or not Product is delivered in fulfillment of such obligations. The amount of Net Smelter Revenue derived from all Product subject to Hedging Transactions by the Payor will be determined pursuant to the provisions of this paragraph 8 and not paragraph 2. As to precious metals subject to Hedging Transactions by the Payor, Net Smelter Revenue will be determined without reference to Hedging Transactions and will be determined by using, for gold, the monthly average price of gold, which will be calculated by dividing the sum of all London Bullion Market Association P.M. Gold Fix prices reported for the calendar month in question by the number of days for which such prices were quoted, and for silver, the monthly average price of silver, which will be calculated by dividing the sum of all New York Commodity Exchange ("COMEX") prices for silver quoted by and at the closing of COMEX reported for the calendar month in question by the number of days for which such prices were quoted, less, in each case, an amount reasonably equivalent to the deductions permitted by paragraph 3 (b). Any Product subject to Hedging Transactions will be deemed to be sold, and revenues received therefrom, only on the date of final settlement of the amount of refined Product allocated to the account of the Payor by a third party refinery in respect of such transactions.

9.

If the Royalty Interest becomes payable to two or more parties, those parties will appoint, and will deliver to the Payor a document executed by all of those parties appointing, a single agent or trustee of all such parties to whom the Payor will make all payments on account of the Royalty Interest. The Payor will have no responsibility as to the division of the Royalty Interest payments among such parties, and if the Payor makes a payment or payments on account of the Royalty Interest in accordance with the provisions of this paragraph 9, it will be conclusively deemed that such payment or payments have been received by the parties entitled thereto. All charges of the agent or trustee will be borne solely by the parties receiving payments on account of the Royalty Interest.

SCHEDULE “C”

LVMC REPRESENTATION LETTER

This is Schedule “C” to the Option and Joint Venture Agreement between Lake Victoria Mining Company, Inc. Otterburn Ventures Inc. dated as of the Execution Date (the “Agreement”). All capitalized terms under in this Schedule “C” but not otherwise defined have the meanings ascribed thereto in the Agreement.

U.S. Representation Letter of Lake Victoria Mining Company, Inc.

In connection with the issuance of common shares (the “Pubco Shares”) of Otterburn Ventures Inc. (“Pubco”), to the Lake Victoria Mining Company, Inc. (“LVMC”), pursuant to that certain Option and Joint Venture Agreement dated as of the Execution Date (the “Agreement”), between Pubco and LVMC as set out in the Agreement, LVMC hereby agrees, acknowledges, represents and warrants that:

1.           none of the Pubco Shares have been or will be registered under the Securities Act of 1933, as amended (the “U.S. Securities Act”), or under any state securities or “blue sky” laws of any state of the United States, and may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S under the U.S. Securities Act (“Regulation S”), except in accordance with the provisions of Regulation S or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and foreign securities laws;

2.           LVMC understands and agrees that offers and sales of any of the Pubco Shares will be made only in compliance with the registration provisions of the U.S. Securities Act or an exemption therefrom and in each case only in accordance with applicable state and foreign securities laws;

3.           LVMC is acquiring the Pubco Shares for investment only and not with a view to resale or distribution and, in particular, it has no intention to distribute either directly or indirectly any of the Pubco Shares in the United States or to U.S. Persons;

4.           Pubco has not undertaken, and will have no obligation, to register any of the Pubco Shares under the U.S. Securities Act;

5.           Pubco is entitled to rely on the acknowledgements, agreements, representations and warranties and the statements and answers of LVMC contained in the Agreement and this Representation Letter, and LVMC will hold harmless Pubco from any loss or damage either one may suffer as a result of any such acknowledgements, agreements, representations and/or warranties made by LVMC not being true and correct;

6.           LVMC has been advised to consult their own respective legal, tax and other advisors with respect to the merits and risks of an investment in the Pubco Shares and, with respect to applicable resale restrictions, is solely responsible (and Pubco is not in any way responsible) for compliance with applicable resale restrictions;

7.           LVMC and LVMC’s advisor(s) have had a reasonable opportunity to ask questions and receive answers concerning the terms and conditions of the Agreement, and they have had access to such information concerning Pubco as it has considered necessary or appropriate in connection with LVMC’s investment decision to acquire the Pubco Shares, including access to Pubco’s public filings available on the Internet at www.sedar.com (which filings include, among others: Pubco’s management information circular filed on December 31, 2010; Pubco’s audited annual financial statements for the years ended July 31, 2010 and 2009, and Pubco’s related Management’s Discussion and Analysis, each filed on November 8, 2010; Pubco’s unaudited interim financial statements for the period ended October 31, 2010, and Pubco’s related Management’s Discussion and Analysis, each filed on December 17, 2010; Pubco’s unaudited interim financial statements for the period ended January 31, 2011, and Pubco’s related Management’s Discussion and Analysis, each filed on March 31, 2011), and that any answers to questions and any request for information have been complied with to their satisfaction;

8.           the books and records of Pubco were available upon reasonable notice for inspection, subject to certain confidentiality restrictions, by the undersigned during reasonable business hours at its principal place of business and that all documents, records and books in connection with the acquisition of the Pubco Shares under the Agreement have been made available for inspection by the undersigned, LVMC’s attorney and/or advisor(s);

9.             LVMC (i) is able to fend for itself in connection with the acquisition of the Pubco Shares; (ii) has such knowledge and experience in business matters as to be capable of evaluating the merits and risks of its prospective investment in the Pubco Shares; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

10.           LVMC is not aware of any advertisement of any of the Pubco Shares and is not acquiring the Pubco Shares as a result of any form of general solicitation or general advertising, including, without limitation, advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio or television, or made available on the internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

11.           LVMC is acquiring the Pubco Shares as principal for their own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Pubco Shares;

12.           neither the U.S. Securities and Exchange Commission nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Pubco Shares;

13.           LVMC acknowledges and agrees that Pubco will refuse to register any transfer of Pubco Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption from registration under the U.S. Securities Act;

14.            if LVMC decides to offer, sell or otherwise transfer any of the Pubco Shares it will not offer, sell or otherwise transfer any of such securities directly or indirectly, unless:

(i)            the sale is to Pubco;

(ii)           the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S and in compliance with applicable local laws and regulations;

(iii)          the sale is made pursuant to the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder, if available, and in accordance with any applicable state securities or “blue sky” laws;

(iv)           the securities are sold in a transaction that does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities, and it has, in the cases of each of (iii) and (iv) above, prior to such sale furnished to Pubco and the transfer agent for the Pubco Shares (the “Transfer Agent”) an opinion of counsel reasonably satisfactory to Pubco and the Transfer Agent stating that such transaction is exempt from registration under applicable securities laws and that the legend may be removed.

15.              upon the issuance thereof, and until such time as the same is no longer required under the applicable requirements of the U.S. Securities Act or applicable U.S. state laws and regulations, the certificates representing the Pubco Shares, and all securities issued in exchange therefor or in substitution thereof, or pursuant to the exercise of rights thereunder, will bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT, AND THE HOLDER HAS, IN THE CASE OF EACH OF (C) AND (D), PRIOR TO SUCH SALE FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION.

THE PRESENCE OF THIS LEGEND MAY IMPAIR THE ABILITY OF THE HOLDER HEREOF TO EFFECT “GOOD DELIVERY” OF THE SECURITIES REPRESENTED HEREBY ON A CANADIAN STOCK EXCHANGE.”

provided, that if the Pubco Shares are being sold under clause (B) above, at a time when Pubco is a “foreign issuer” as defined in Rule 902(e) of Regulation S, the legend set forth above may be removed by providing a declaration to Pubco and the Transfer Agent in the form attached hereto as Exhibit 1 or such other evidence of exemption as Pubco or the Transfer Agent may from time to time prescribe, and, if requested by Pubco or the Transfer Agent, an opinion of counsel of recognized standing in form and substance satisfactory to Pubco and the Transfer Agent to the effect that the sale of the securities is being made in compliance with Rule 904 of Regulation S;

16.              there may be material tax consequences to LVMC of an acquisition, disposition or exercise of any of the Pubco Shares; Pubco gives no opinion and makes no representation with respect to the tax status of Pubco or the consequences to LVMC under United States, state, local or foreign tax law of the Subscriber’s acquisition or disposition or exercise of the Pubco Shares, including whether Pubco will at any given time be deemed a “passive foreign investment company” within the meaning of Section 1297 of the United States Internal Revenue Code;

17.              Pubco is not obligated to remain a “foreign issuer” as defined in Rule 902(e) of Regulation S;

18.              the financial statements of Pubco have been prepared in accordance with Canadian generally accepted accounting principles, which differ in some respects from United States generally accepted accounting principles, and thus may not be comparable to financial statements of United States companies; and

19.              the representations, warranties and covenants contained in this Representation Letter are made by it with the intent that they may be relied upon by Pubco in determining its eligibility and the eligibility of LVMC to acquire Pubco Shares. It agrees that by accepting any Pubco Shares it shall be representing and warranting that the representations and warranties above are true as at the closing of the transactions contemplated by the Agreement with the same force and effect as if they had been made by it at the closing, and that they shall survive the acquisition by it of the Pubco Shares and shall continue in full force and effect notwithstanding any subsequent disposition by it of such securities.

LVMC undertakes to notify Pubco immediately of any change in any representation, warranty or other information relating to LVMC which takes place prior to the closing.

IN WITNESS WHEREOF, Lake Victoria Mining Company, Inc. have executed this Representation Letter as of _______________, 2011

If a Corporation, Partnership or Other Entity:	If an Individual:

Print or Type Name of Entity	Signature

Signature of Authorized Signatory	Print or Type Name

Type of Entity	Social Security/Tax I.D. Number

Exhibit “1” to Schedule C
U.S. Representation Letter of Optionor
FORM OF DECLARATION FOR REMOVAL OF U.S. LEGEND

To:	Valiant Trust Company, as Registrar and Transfer Agent for the common shares of Otterburn Ventures Inc. (the “Corporation”):

The undersigned (a) acknowledges that the sale of the securities of the Corporation to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) and (b) certifies that (1) the undersigned is not an affiliate of the Corporation (as that term is defined in Rule 405 under the U.S. Securities Act), (2) the offer of such securities was not made to a person in the United States and either (A) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believed that the buyer was outside the United States, or (B) the transaction was executed in, on or through the facilities of the Canadian National Stock Exchange or another designated offshore securities market and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States, (3) neither the seller nor any affiliate of the seller nor any person acting on any of their behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such securities, (4) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the securities are “restricted securities” (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act), (5) the seller does not intend to replace such securities with fungible unrestricted securities of the Corporation and (6) the contemplated sale is not a transaction, or part of a series of transactions which, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act. Terms used herein have the meanings given to them by Regulation S under the U.S. Securities Act.

X
Date	Authorized signatory (if Holder is not an
individual)
X
Signature of individual (if Holder is an
individual)	Name of authorized signatory (please
print)
Name of Holder (please print)
Official capacity of authorized signatory
(please print)

Affirmation by Seller’s Broker-Dealer (required for resales pursuant to section (b)(2)(B) above)

We have read the foregoing representations of our customer, ___________________________ (the “Seller”), dated ____________________, with regard to our sale, for such Seller’s account, of the ________________ common shares, represented by certificate number ______________ (the “Shares”), of the Corporation described therein, and on behalf of ourselves we certify and affirm that (A) we have no knowledge that the transaction had been prearranged with a buyer in the United States, (B) the transaction was executed on or through the facilities of the Canadian National Stock Exchange or another designated offshore securities market and (C) neither we, nor any person acting on our behalf, engaged in any directed selling efforts in connection with the offer and sale of such securities. Terms used herein have the meanings given to them by Regulation S.

____________________________________________________
Name of Firm

By:       ______________________________________________
             Authorized officer

SCHEDULE “D”

OPTIONEE REPRESENTATION LETTER

This is Schedule “D” to the Option and Joint Venture Agreement between Lake Victoria Mining Company, Inc. Otterburn Ventures Inc. dated as of the Execution Date (the “Agreement”). All capitalized terms under in this Schedule “D” but not otherwise defined have the meanings ascribed thereto in the Agreement.

Optionee Representation Letter

In connection with the issuance of common shares (the “Pubco Shares”) of Otterburn Ventures Inc. (“Pubco”) to Lake Victoria Mining Company, Inc. (“LVMC”) pursuant to that certain Option and Joint Venture Agreement dated as of the Execution Date (the “Agreement”), between Pubco and LVMC as set out in the Agreement, Pubco hereby agrees, acknowledges, represents and warrants that:

1.           the Pubco Shares have not been registered under the Securities Act of 1933, as amended (the “U.S. Securities Act”), or under any state securities or “blue sky” laws of any state of the United States;

2.           the offer of the Pubco Shares has been made pursuant to section 4(2) of the U.S. Securities Act, which provides that the registration requirement under section 5 of the U.S. Securities Act shall not apply to transactions by an issuer not involving a public offering, and pursuant to NRS 90.530.11, a copy of which annexed hereto as Appendix I;

3.           Pubco has not undertaken, and will have no obligation, to register any of the Pubco Shares under the U.S. Securities Act, nor to take any action to make Rule 144 under the U.S. Securities Act available to facilitate the resale of the Pubco Shares under the U.S. Securities Act;

4.           the books and records of Pubco have been made available to LVMC upon reasonable notice for inspection, subject to certain confidentiality restrictions, by the undersigned during reasonable business hours at its principal place of business and that all documents, records and books in connection with the acquisition of the Pubco Shares under the Agreement have been made available for inspection by LVMC’s attorney and/or advisor(s);

5.           LVMC is entitled to rely on the acknowledgements, agreements, representations and warranties and the statements and answers of Pubco contained in the Agreement and this Representation Letter, and Pubco will hold harmless LVMC from any loss or damage either one may suffer as a result of any such acknowledgements, agreements, representations and/or warranties made by Pubco not being true and correct;

6.           No commission or other similar compensation has been paid or given, directly or indirectly, to a person for soliciting the purchase of the Pubco Shares;

7.           During the past twelve months Pubco has not issued any of its securities to more than 24 Nevada residents;

8.           Pubco has not undertaken and is not aware of any advertisement or any form of general solicitation or general advertising in connection with the offer and sale of the Pubco Shares to LVMC, including, without limitation, advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio or television, or made available on the internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

9.           Pubco will refuse to register any transfer of Pubco Shares not made in accordance with the provisions of Regulation S as promulgated under the U.S. Securities Act, pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption from registration under the U.S. Securities Act; and

10.          the representations, warranties and covenants contained in this Representation Letter are made by it with the intent that they may be relied upon by LVMC in determining its eligibility to acquire Pubco Shares. It agrees that by issuing any Pubco Shares it shall be representing and warranting that the representations and warranties above are true as at the closing of the transactions contemplated by the Agreement with the same force and effect as if they had been made by it at the closing, and that they shall survive the acquisition by it of the Pubco Shares and shall continue in full force and effect notwithstanding any subsequent disposition by it of such securities.

IN WITNESS WHEREOF, Otterburn Ventures Inc. has executed this Representation Letter as of _______________, 2011

OTTERBURN VENTURES INC

Per:

_______________________
Authorized Signatory

Appendix “I” to Schedule D

Extract from Nevada Revised Statutes, Chapter 90

NRS 90.530 Exempt transactions. The following transactions are exempt from NRS 90.460 and 90.560:

11. Except as otherwise provided in this subsection, a transaction pursuant to an offer to sell securities of an issuer if:

          (a)      The transaction is part of an issue in which there are not more than 25 purchasers in this State, other than those designated in subsection 10, during any 12 consecutive months;

          (b)      No general solicitation or general advertising is used in connection with the offer to sell or sale of the securities;

          (c)      No commission or other similar compensation is paid or given, directly or indirectly, to a person, other than a broker-dealer licensed or not required to be licensed under this chapter, for soliciting a prospective purchaser in this State; and

          (d)      One of the following conditions is satisfied:

          (1)      The seller reasonably believes that all the purchasers in this State, other than those designated in subsection 10, are purchasing for investment; or

          (2)      Immediately before and immediately after the transaction, the issuer reasonably believes that the securities of the issuer are held by 50 or fewer beneficial owners, other than those designated in subsection 10, and the transaction is part of an aggregate offering that does not exceed $500,000 during any 12 consecutive months.